Exhibit 99.1

IDEX Corporation Announces Appointment of Paris Watts-Stanfield to Board of Directors

NORTHBROOK, IL (February 28, 2022) – IDEX Corporation (NYSE:IEX) today announced the appointment of Paris Watts-Stanfield to the company’s Board of Directors. The appointment of Ms. Watts-Stanfield, effective February 25, 2022, increases the size of the board from 10 to 11 directors. She will serve on the board’s Audit Committee.

Ms. Watts-Stanfield currently serves as Vice President and Chief Financial Officer, Greater China, of Medtronic, Inc., a global leader in medical technology, services and solutions. She has deep experience in corporate finance and audit functions through a career spanning Medtronic, Alcoa, Wal-Mart, and Procter & Gamble.
“Paris brings outstanding global business skills and broad experience to IDEX to support our next chapter of growth and value creation. We see tremendous personal alignment to the mission that supports our efforts, Trusted Solutions, Improving Lives®,” said IDEX Chief Executive Officer and President Eric D. Ashleman.

A passionate community advocate, Paris serves on the board of Feeding America. In addition, she is a member of the African Descent Network leadership team at Medtronic. She holds an MBA in Finance, Organizations & Markets from the University of Rochester, Simon School of Management, and a bachelor’s degree in Mathematics from the State University of New York.

“Paris has unique perspectives to offer regarding global financial systems and controls, as well as the Environmental, Social and Governance (ESG) commitments a company ought to be making today. She will certainly enhance our dialog in guiding IDEX to new levels of success,” said William M. Cook, Non-Executive Chairman of the Board.

About IDEX

IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call over 45 diverse businesses around the world part of the IDEX family. With more than

7,500 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global company with nearly $2.8 billion in sales, committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

Contact

IDEX Corporation
William K. Grogan
Senior Vice President and Chief Financial Officer
847-498-7070